Exhibit 2-A

CONTRATO DE SERVIÇOS DE OPERAÇÃO & MANUTENÇÃO	OPERATION & MAINTENANCE SERVICE AGREEMENT
Por este instrumento particular e na melhor forma de direito,	By this particular instrument and in the best form of law,
I. ENERGEA IGUATAMA Ltda, sociedade empresária de responsabilidade limitada, inscrita no Cadastro Nacional de Pessoas Jurídicas do Ministério da Economia (“CNPJ”) sob o nº 37.584.788/0001-30, com sede na, Rod. Sebastiao Alves do Nascimento (BR-354), KM 466, Iguatama/MG, CEP 38910-000, neste ato representada na forma de seu contrato social, por seus representantes legais abaixo assinado, doravante denominada “Contratada” ou “Energea”; e	I. ENERGEA IGUATAMA Ltda., legal entity of legal law legally constituted and registered in the National Registry of Legal Entities (CNPJ) under no. 37.584.788/0001-30, with headquarters at, Rod. Sebastiao Alves do Nascimento (BR-354), KM 466, Iguatama/MG, CEP 38910-000,, in this act duly represented in the form of its Bylaws by its below signed representatives, hereinafter referred to as “Contractor” or “Energea”; and
II. CONSORCIO DE GERACAO COMPARTILHADA DE ENERGIA ELETRICA ENERGEA, sociedade empresária de responsabilidade limitada, inscrita no Cadastro Nacional de Pessoas Jurídicas do Ministério da Economia (“CNPJ”) sob o nº 37.088.207/0001-70, com sede na R NUCLEO RURAL, SITIO BOA ESPERANCA SETOR B, ZONA RURAL, PEDRO TEIXEIRA, MINAS GERAIS - MG, 36.148-000, neste ato representada na forma de seu contrato social, por seus representantes legais abaixo assinado, doravante denominada “Contratante”;

II. CONSORCIO DE GERACAO COMPARTILHADA DE ENERGIA ELETRICA ENERGEA, legal entity of legal law legally constituted and registered in the National Registry of Legal Entities (CNPJ) under no. 37.088.207/0001-70, with headquarters at R NUCLEO RURAL, SITIO BOA ESPERANCA SETOR B, ZONA RURAL, PEDRO TEIXEIRA, MINAS GERAIS - MG, 36.148-000, in this act duly represented in the form of its Bylaws by its below signed representatives, hereinafter referred to as “Company”;

doravante simplesmente designadas, em conjunto, como “Partes” e, individualmente, como “Parte”.	hereinafter simply referred to collectively as “Parties” and individually as “Party”.
CONSIDERANDO QUE:	WHEREAS:
(i) A Contratada ou suas Afiliadas possuem expertise na prestação dos serviços de operação e manutenção de Centrais Geradoras Fotovoltaicas (“PROJETOs”) e;	(i) The Contractor or its Affiliates have expertise providing operation and maintenance services for Photovoltaic Generating Plants (“PROJECTs”) and;
(ii) A Contratante deseja contratar a Contratada para a prestação dos Serviços, como definido;	(ii) Company wishes to engage The Contractor for providing the Services, as defined;
RESOLVEM AS PARTES celebrar o presente CONTRATO DE PRESTAÇÃO DE SERVIÇOS DE OPERAÇÃO E MANUTENÇÃO (doravante denominado “Contrato”) que será regido pelos seguinte stermos e condições.	THE PARTIES AGREE to enter into this OPERATION AND MAINTENANCE SERVICE AGREEMENT (hereinafter referred to as the “Agreement”) which shall be governed by the following terms and conditions

ANEXOS	APPENDIXES
Os Anexos constantes no presente Contrato estão dispostos da seguinte maneira:	The Appendices attached to this Agreement are organized as the following:
● Anexo 1 – Serviços de O&M	● Appendix 1 – O&M Services
● 1. DEFINIÇÕES	● 1. DEFINITIONS
1.1 Para os efeitos deste Contrato, os termos ou expressões com a letra inicial maiúscula, seja no singular ou no plural, terão o significado a eles atribuído a seguir:	1.1 For purposes of this Agreement, the terms or expressions with the initial letter capitalized, in singular or plural, shall have the following meanings:
“Produção Efetiva” tem o seu significado previsto na Cláusula 4.1 do presente Contrato.	“Actual Production” shall have the meaning set forth in Section 4.1 of this Agreement.

“Serviços Adicionais de O&M” significa os serviços adicionais listados no Anexo 2.	“Additional O&M Services” shall be the additional services provided in Appendix 2.
“Afiliada” significa, com relação a qualquer pessoa, qualquer outra pessoa direta ou indiretamente Controlada, de propriedade ou contratada por uma Parte. “Controle” (incluindo os termos “controlada” e “sob o controle comum”) tem o significado previsto no artigo 116 da Lei 6.404/76 (Lei das Sociedades por Ações).	“Affiliate” means, with respect to any person, any other person directly or indirectly Controlled, owned or contracted by a Party. “Control” (including the terms “controlled by” and “under the common control with”) has the meaning set forth in Article 116 of Law 6,404/76 (the Brazilian Corporations Law).
“Regras Anticorrupção” são leis anticorrupção brasileiras (especificamente a Lei nº 11.846, de 1º de agosto de 2013) ou de quaisquer outras aplicáveis sobre o objeto do presente Contrato, em especial o FCPA.	“Anti-Corruption Rules” shall mean the Brazilian anti-corruption laws (specifically Law no 12,846, as of August 1st, 2013) or any other applicable law relating to the subject matter of this Agreement, especially the FCPA.
“Arbitragem” tem o seu significado atribuído na Cláusula 14.2 abaixo.	“Arbitration” shall have the meaning set forth in Section 14.2 below.
“Contratante” tem o seu significado previsto no preâmbulo do presente Contrato.	“Company” shall have the meaning set forth in the preamble of this Agreement.

“Informações Confidenciais” são todas as informações privativas e sigilosas de uma Parte, inclusive, sem limitação, segredos de negócio, informações técnicas, informações de negócio, informações de vendas, lista e identificação de clientes, produtos e serviços, contratos de licença e sublicença, invenções, desenvolvimentos, descobertas, know-how, métodos, técnicas, fórmulas, informações, processos, e outras ideias privativas, passíveis ou não de proteção de patente, marcas, direitos autorais ou outro princípio legal que a outra Parte teve acesso ou tenha recebido, mas não inclui as informações que (i) é ou se torne pública sem a violação deste Contrato pela Parte receptora;

(ii) já era de conhecimento da Parte receptora no momento em que fora disponibilizada à Parte receptora por este Contrato; (iii) foi descoberta de forma independente pelos empregados da Parte receptora sem ajuda, uso ou aplicação das Informações Confidenciais recebidas pela Parte reveladoras; ou (iv) foi recebida de terceiros que não possuem qualquer obrigação de sigilo para com a Parte reveladora.

“Confidential Information” means all proprietary and confidential information of a Party, including, without limitation, trade secrets, technical information, business information, sales information, customer and potential customer lists and identities, products and services, license and sublicense agreements, inventions, developments, discoveries, know-how, methods, techniques, formulae, data, processes, and other proprietary ideas, whether or not protectable under patent, trademark, copyright or other legal principal, that the other Party has access to or receives, but does not include information that (i) is or becomes publicly available through no breach of this Agreement by the receiving Party; (ii) was already known to the receiving Party at the time it was disclosed to the receiving Party hereunder; (iii) is independently developed by employees of the receiving Party without the aid, use or application of Confidential Information received from the disclosing Party; or (iv) is received from a third party who is under no obligation of confidentiality to the disclosing Party.

“Contratada” ou “Energea” tem o seu significado previsto no preâmbulo do presente Contrato.	“Contractor” or “Energea” shall have the meaning set forth in the preamble of this Agreement.
“Sistema de Aquisição de dados” é um sistema de informação que coleta, armazena e distribui informações.	“Data Acquisition System” is an information system that collects, stores and distributes information.
“Litígio” tem o seu significado previsto na Cláusula 14.1 abaixo.	“Dispute” shall have the meaning set forth in Section 14.1 below.
“Data de Assinatura” significa a data em que este Contrato é firmado.	“Effective Date” shall mean the date this Agreement is executed.
“FCPA” significa a lei anticorrupção dos Estados Unidos da América do Norte, o Foreign Corrupt Practices Act, - Act, 15 U.S.C. §§ 78dd-1 et seq.	“FCPA” shall mean the United States of America’s Foreign Corrupt Practices Act, Act, 15 U.S.C. §§ 78dd-1 et seq.
“FIESP” significa a Câmara de Conciliação, Mediação e Arbitragem Ciesp/Fiesp.	“FIESP” shall mean the Chamber of Conciliation, Mediation and Arbitration from the São Paulo Industry Federation (Câmara de Conciliação, Mediação e Arbitragem Ciesp/Fiesp).
“Data de Início da Operação” significa a data em que a Contratante é notificada pelo Proprietário informando que o PROJETO está testada, comissionada, conectada à rede e é capaz de produzir energia elétrica da forma como projetada.	“Initial Operating Date” shall mean the date that the Company is notified by the Owner that the PROJECT has been tested, commissioned, interconnected to the grid and is capable of producing electricity as designed.
“Vigência Inicial” significa o prazo desde a assinatura até 25 (vinte e cinco) anos contado da Data de Início da Operação.	“Initial Term” shall mean the period of 25 (twenty five) years from the Initial Operating Date.
“Data da Fatura” tem o seu significado previsto na Cláusula 4.3 abaixo.	“Invoice Date” shall have the meaning set forth in Section 4.3 below.
“Relatório Anual” tem o seu significado previsto na Cláusula 2 (xv) do Anexo 1 ao presente Contrato.	“Monthly Report” shall have the meaning set forth in Section 2 (xv) of Appendix 1 to this Agreement.
“Serviços de O&M” tem o seu significado previsto na Cláusula 2.1 abaixo.	“O&M Services” shall have the meaning set forth in Section 2.1 below.
“Proprietário” significa o proprietário do PROJETO, ENERGEA IGUATAMA Ltda, a uma entidade sociedade empresária de responsabilidade limitada, inscrita no Cadastro Nacional de Pessoas Jurídicas do Ministério da Economia (“CNPJ”) sob o nº 37.584.788/0001-30.	“Owner” shall mean the owner of the PROJECT, ENERGEA IGUATAMA Ltda,the legal entity of legal law legally constituted and registered in the National Registry of Legal Entities (CNPJ) under no. 37.584.788/0001-30.
“Parte” ou “Partes” tem o seu significado previsto no preâmbulo do presente Contrato.	“Party” ou “Parties” shall have the meaning set forth in the preamble of this Agreement.
“PROJETO” tem o seu significado previsto no preâmbulo do presente Contrato.	“PROJECT” shall have the meaning set forth in the preamble of this Agreement.

“Valor dos Serviços” significa o valor total da remuneração pela prestação dos serviços estipulados neste Contrato, em respeito a equação definida na cláusula 4.1.	“Service Fee” means the total amount of remuneration for the provision of services stipulated in this Agreement, in compliance with the equation defined in clause 4.1.
“Serviços” significa os Serviços de O&M e os Serviços Adicionais de O&M, em conjunto.	“Services” shall mean jointly the O&M Services and the Additional O&M Services.
“Local” significa o lugar onde está localizada o PROJETO, mais especificamente na Rod. Sebastiao Alves do Nascimento (BR-354), KM 466, Iguatama/MG, CEP 38910-000,.	“Site” shall mean the place where the PROJECT is located, more specifically at Rod. Sebastiao Alves do Nascimento (BR-354), KM 466, Iguatama/MG, CEP 38910-000,.
“Subcontratados” significa terceiros qualificados que a Contratada poderá utilizar na execução de qualquer parte dos Serviços.	“Subcontractors” shall mean qualified third parties that the Contractor may use in providing any portion of the Services.
“Prazo” tem o seu significado definido na Cláusula 3.1 abaixo.	“Term” shall have the meaning set forth in Section 3.1 below.
“Prazo de Extensão” tem o seu significado definido na Cláusula 3.2 abaixo.	“Term Extension” shall have a meaning set forth in Section 3.2 below.
“Rendimento” tem o seu significado previsto na Cláusula A1.2(xvi) do Anexo 1 ao presente Contrato.	“Yield” shall have the meaning set forth in Section A1.2(xvi) of Appendix 1 to this Agreement.
1.2 Regras de Interpretação. Este Contrato deverá ser regido e interpretado de acordo com os seguintes princípios:	1.2 Rules of Interpretation. This Agreement shall be governed by and construed in accordance with the following principles:
(i) Os cabeçalhos e títulos deste Contrato servem apenas para referência e não limitarão ou afetarão o significado das cláusulas, parágrafos ou itens aos quais se aplicam;	(i) The headings and titles in this Agreement are for reference only and shall not limit or affect the meaning of the articles, paragraphs or items to which they apply;
(ii) Os termos “inclusive”, “incluindo” e outros termos semelhantes serão interpretados como se estivessem acompanhados da frase “a título meramente exemplificativo”;	(ii) The terms “include”, “including” and other similar terms shall be interpreted as if they were accompanied by the phrase “by way of example”;
(iii) Referências a qualquer documento ou outros instrumentos incluem todas as suas alterações, substituições e consolidações e respectivas complementações, salvo se expressamente disposto de forma diferente;	(iii) References to any document or other instruments shall include all of its amendments, replacements and consolidations and their complements, unless it expressly provided otherwise;

(iv) Salvo se expressamente estabelecido de outra forma neste Contrato, referências a itens ou anexos aplicam-se a itens e anexos deste Contrato, e;	(iv) Except as otherwise expressly provided in this Agreement, references to items or appendices apply to items and appendices of this Agreement, and;
(v) Todas as referências a quaisquer Partes incluem seus sucessores, representantes e cessionários autorizados.	(v) All references to any Parties shall include its successors, representatives and permitted assigns.
2. SERVIÇOS	2. SERVICES
2.1 Escopo dos Serviços. A Contratada deverá prestar os serviços de operação e manutenção nos termos do Anexo 1 – Serviços de O&M (“Serviços de O&M”) para a Contratante.	2.1 Scope of Services. The Contractor shall provide operation and maintenance services as described in Appendix 1 – O&M Services (the “O&M Services”) O&M to the Company.
2.2 Padrões de Desempenho dos Serviços. A Contratada prestará os Serviços de acordo com (i) os manuais (ii) as garantias e especificações dos fabricantes e fornecedores, (iii) de todas as leis aplicáveis, (iv) das práticas prudentes de operação e manutenção, (v) requisitos da seguradora e deste Contrato.	2.2 Standards for Performance of the Services. The Contractor shall perform the Services in accordance with (i) the manuals, (ii) the applicable manufacturer and vendor warranties and specifications, (iii) all applicable laws, (iv) prudent operating and maintenance practices, (v) insurer requirements, and (vi) this Agreement.
2.3 Serviços. Mediante o recebimento pela Contratada da notificação prevista na Cláusula 3.1(a), a Contratada deverá ter cuidado, posse e controle do PROJETO.	2.3 Services. Upon receipt by The Contractor of the notice set forth in Section 3.1(a), Contractor shall have care, custody and control over the PROJECT.
2.4 Suprimentos, Peças de Reposição e Estoque. A Contratada deverá ser responsável por cuidar, controlar e pela devida manutenção e armazenagem do estoque necessário para a prestação dos Serviços durante o Prazo deste Contrato, e será responsável pela compra de estoque adicional conforme necessário para adequadamente manter o PROJETO.	2.4 Supplies, Spare Parts, Inventory. The Contractor shall be responsible for the care, control, and proper maintenance and storage of any necassary inventory for the performance of the Services throughout the Term of this Agreement, and shall be responsible for purchasing additional inventory as required to properly maintain the PROJECT.

2.5   Subcontratação. A Contratada poderá subcontratar toda ou qualquer parte dos Serviços com Subcontratados, restando assegurado que a Energea continuará responsável pelo desempenho de tais subcontratados, garantindo o cumprimento das obrigações sob este Contrato.

2.5      Subcontracting.   The Contractor may subcontract all or any portion of the Services to Subcontractors, provided that Energea shall remain responsible for the performance by such Subcontractors in upholding its obligations under this Agreement.

3. VIGÊNCIA	3. TERM
3.1 Este Contrato entra em vigor na Data de Assinatura, permanecendo válido e exequível até o fim da Vigência Inicial mais o Prazo de Extensão, a não ser que seja rescindido antecipadamente pelas partes, de acordo com a a Cláusula 7 (“Prazo”).	3.1 This Agreement shall become effective as of the Effective Date and shall remain in full force and effect until the end of the Intitial Term plus any Term Extensions, unless and until terminated earlier by the Parties, pursuant to Section 8 (“Term”).

3.2 A Vigência Inicial deste Contrato poderá ser prorrogada por acordo escrito validamente assinado por ambas as Partes, mediante a celebração de termo aditivo ao menos 30 (trinta) dias antes do seu término ou de qualquer de suas eventuais prorrogações, se houver (“Prazo de Extensão”).

3.2 The Initial Term of this Agreement may be extended by a written agreement duly signed by both Parties, upon the execution of a contract amendment at least thirty (30) days prior to the expiration of the Initial Term or any previously executed extensions, if any (“Term Extensions”).

4. DA REMUNERAÇÃO E PAGAMENTO	4. COMPENSATION AND PAYMENT
4.1 Valor dos Serviços. Como parte da remuneração à Contratada pelos Serviços prestados, a Contratante concorda em pagar mensalmente à Contratada um ”Valor dos Serviços”, conforme os termos e condições descritas na equação abaixo:	4.1 Service Fee. As part of the compensation to the Contractor for the performance of the Services, the Company agrees to pay the Contractor a “Service Fee” according to the terms and conditions described in the equation below:

(i)

VSm = TCm x (1 – DESC) x CEm – TUSD – EQm – Dm

VSm = Valor dos Serviços prestados no mês m, em R$;

TCm = “Tarifa Compensavel” Todas as parcelas da Tarifa da concessionária de energia elétrica que são utilizadas para compensar das unidades consumidoras da CONTRATANTE, no mês m, , considerando todos os impostos incidentes (ICMS, PIS e COFINS), em R$/MWh;

DESC = Desconto negociado entre as partes para o valor total pago pela energia no mecanismo de geração distribuída, que, para este Projeto, é de 15% (quinze por cento);

CEm = Soma de toda Energia gerada pela USINA (“Produção Efetiva”) e compensada pelas unidades consumidoras da CONTRATANTE, no mês, em MWh; TUSD = Conta de energia elétrica relativa ao Uso do Sistema de Distribuição da Usina, cobrada pela distribuidora no mês m, da unidade onde se encontra a usina em questão;

EQm = Valor do aluguel de equipamentos pago no mês m pela CONTRATANTE (Contrato de Locação de Equipamentos);

Dm = Valor total de inadimplência de pagamentos das unidades consumidoras registrada pela CONTRATANTE no mês m. unidades consumidoras registrada pela CONTRATANTE no mês m.

(i)

VSm = TCm x (1 – DESC) x CEm – TUSD – EQm – Dm

VSm = Fee charged for the services rendered in the month m, in R$;

TCm = “Compensated Tariff” All portions of the tariff of the energy utility company that is used to compensate the consumer units of the COMPANY, in month m, considering all taxes incidents (ICMS, PIS and COFINS), in R$/MWh;

DESC = Discount negotiated between the parties for the total amount paid by energy in the mechanism of distributed generation, which, for this project, is 15% (fifteen percent);

CEm = Sum of all energy generated by the PLANT (“Actual Production”) and compensated by the consumer units of the COMPANY, in the month, in MWh;

TUSD = Electric energy bill related to the use of the Distribution System of the Plant, charged by the utility company in the month m, of the unit where the plant in question is located;

EQm = Equipment rental amount paid by the COMPANY in the month m (Equipment Rental Agreement);

Dm = Total amount of defaulted consumer unit payments registered by the COMPANY in the month m.

4.3 A Contratada deverá enviar uma nota fiscal/fatura para a Contratante para o Valor dos Serviços, mensalmente, no mês subsequente em que os Serviços forem executados. A primeira fatura incluirá a cobrança pro-rata dos Serviços prestados no(s) mês(es) anterior(es). A última fatura incluirá a cobrança pro rata die dos Serviços prestados entre a data do último faturamento e a data do termo final ou a data de rescisão antecipada deste Contrato.	4.3 The Contractor shall submit an invoice to the Company for Service Fees each calendar month following the month the Services were performed. The first invoice shall be prorated for the Services provided in the prior calendar month(s). The last invoice shall also be prorated for the Services provided from the last invoice through the calendar month ending on the date of termination of this Agreement.
4.4 A Contratante pagará todos os valores devidos nos termos do presente Contrato no prazo de 5 (cinco) dias úteis após a Data da Fatura para o período aplicável.	4.4 The Company shall pay all amounts due hereunder within five (5) business days after the Invoice Date for the applicable period.
4.5 A Contratante fará todos os pagamentos concernentes ao presente Contrato por transferência eletrônica com fundos imediatamente disponíveis para a conta bancária designada pela Contratada Locadora em notificação por escrito específica. A conta bancária designada poderá ser alterada de tempos em tempos mediante o envio de uma nova notificação por escrito com esse propósito. Todos os pagamentos que não forem feitos até seu vencimento serão acrescidos de juros, que incidirão da data de vencimento até seu pagamento integral, em taxa igual à 1% (um por cento) ao mês pro rata die e uma multa de atraso equivalente a 2% (dois por cento) do montante devido.	4.5 The Company shall make all payments under this Agreement by electronic transfer in immediately available funds to the bank account designated by the Contractor in a specific written notice to Lessee, which may change from time to time upon a new notice for such purpose. All payments that are not paid when due shall bear interest accruing from the due date until the full payment at a rate equal to one percent (1%) pro rata die and a late payment fine equivalent to two percent (2%) of the amount due.
4.6 Todos os tributos, incidentes ou que venham a incidir sobre o presente Contrato, deverão ser recolhidos pelo seu contribuinte ou responsável, conforme disposto na legislação tributária, comprometendo-se, ainda, a Parte responsável pelo pagamento de determinado tributo em manter a outra Parte livre e isenta de quaisquer responsabilidades, demandas e ações de qualquer natureza em relação àqueles tributos.	4.6 All taxes, levied or that may be levied on this Agreement, shall be paid by the responsible party, pursuant to the tax legislation, and the Party responsible for paying shall hold the other Party harmless from any liabilities, claims and actions of any nature in relation to such taxes.
4.7 Reajustes. O Valor dos Serviços serão reajustados em cada ano contratual de acordo com o índice IPCA na data de aniversário a partir da Data de Assinatura. Na hipótese da extinção do IPCA e não havendo substituto legal, os aluguéis serão corrigidos pela variação do IGPM/FGV.	4.7 Escalation. The Service Fee, shall be escalated annually by applying the IPCA as of the anniversary of the Effective Signature Date. In the event the IPCA index is no longer in use and that there is no legal substitute, the Rental Payment shall be adjusted by the variation of the IGPM/FGV.

5. OBRIGAÇÕES DAS PARTES	5. PARTIES OBLIGATIONS
5.1 Sem prejuízo das demais obrigações previstas no presente Contrato, a Contratada tem as seguintes obrigações.	5.1 Notwithstanding any other provision in this Agreement, the Contractor shall have the following obligations.
(i) Serviços. A Contratada deverá prestar os Serviços de acordo com o estabelecido neste Contrato e como previsto nos Anexos 1 e 2 – Descrição do Trabalho de O&M; e	(i) Services. The Contractor shall provide the Services in accordance with this Agreement and as provided in Appendices 1 and 2; e
(iii) Relatórios. A Contratada deverá produzir o Relatório Mensal e o Relatório Anual.	(iii) Reports. The Contractor shall produce the Monthly Report and the Annual Report.
5.2 Sem prejuízo das demais obrigações previstas no presente Contrato, são obrigações da Contratante:	5.2 Notwithstanding any other provision in this Agreement, Company shall have the following obligations:
(i) Pagamento. Efetuar pontualmente os pagamentos devidos em virtude do presente Contrato.	(i) Payment. Make timely payments due under this Agreement.
(ii) Local. A Contratante deverá fornecer acesso ao Local para a Contratada e aos seus agentes, funcionários ou Subcontratados autorizados para a execução de Serviços de acordo com os termos deste Contrato. A partir da Data de Início da Operação, a Contratante não deve trazer terceiros para o Local sem o prévio consentimento por escrito da Contratada.	(ii) Site. Company shall provide access to the Site for the Contractor and for its authorized agents, employees or Subcontractors for the performance of Services in accordance with the terms of this Agreement. As of the Initial Operation Date, Company shall not bring any third parties onto the Site without the prior written consent of the Contractor.
(iii) Dever de Cooperação. A Contratante deve cooperar com a Contratada emprendendo todas as ações razoavelmente solicitadas pela Contratada para garantir que as Partes com quem a Contratante tenha acordos ou relacionamentos essenciais aos Serviços estejam disponíveis e possam trabalhar conforme solicitado. A Contratante será diretamente responsável por todos os custos com infraestrutura, conexão e transmissão do PROJETO.	(iii) Duty to Cooperate. Company shall cooperate with the Contractor in taking all actions reasonably requested by the Contractor to ensure that parties with whom Company has agreements or relationships that are essential to the Services are available and able to perform as requested. Company shall be directly responsible for all utility, interconnection, and transmission costs of the PROJECT.
5.3 Acesso às informações. Sujeito às obrigações de sigilo estabelecidas na Cláusula 12 deste Contrato, a Parte Contratante deve fornecer acesso ao sistema de monitoramento e aquisição de dados usado no Local para registrar e armazenar os dados em intervalos regulares a partir dos sistemas. Os dados e as telas devem ser disponibilizados à Contratada através de um acesso direto ao Sistema de Aquisição de Dados. A Contratada terá o direito de usar tais dados para seus próprios propósitos, assim como para o objeto deste Contrato (por exemplo, o desenvolvimento do Relatório Anual).	5.3 Access to Data. Subject to the nondisclosure obligations set forth in Section 12 of this Agreement, Company shall provide access to the monitoring and data acquisition system used at the Site to record and log data at regular intervals from the systems. Data and screens shall be made available to the Contractor through direct access to the Data Acquisition System. The Contractor shall have the right to use any such data for its own purposes as well as for the purposes of this Agreement (e.g. development of the Annual Report).

6. DECLARAÇÕES E GARANTIAS.	6. REPRESENTATIONS AND WARRANTIES.
6.1 Além de quaisquer outras declarações e garantias contidas neste Contrato, cada Parte declara e garante à outra a partir da Data de Assinatura, que:	6.1 In addition to any other representations and warranties contained in this Agreement, each Party represents and warrants to the other as of the Effective Date that:
(i) está devidamente organizada e válida e está em situação regular na jurisdição da sua organização;	(i) it is duly organized and validly existing and in good standing in the jurisdiction of its organization;
(ii) tem todo o direito e autoridade para celebrar, executar, entregar e cumprir as obrigações presentes neste Contrato;	(ii) it has the full right and authority to enter into, execute, deliver, and perform its obligations under this Agreement;
(iii) tem recursos financeiros ou acesso a recursos financeiros suficientes para cumprir as obrigações presentes neste Contrato;	(iii) it has the financial resources or access to the financial resources required to perform its obligations under this Agreement;
(iv) tomou todas as medidas corporativas ou outras necessárias para aprovar a celebração, implementação e execução deste Contrato;	(iv) has taken all corporate or other necessary actions to approve the execution, delivery, and performance of this Agreement;
(v) este Contrato constitui obrigação legal, válida e vinculante, exigível contra essa Parte, de acordo com os seus termos, exceto quando tal possa ser limitado pela falência, insolvência, recuperação judicial, e outras leis similares que se encontrem atual ou futuramente em vigor relativamente aos direitos dos credores em geral;	(v) this Agreement constitutes a legal, valid and binding obligation enforceable against such Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, and other similar laws now or hereafter in effect relating to creditors’ rights generally;
(vi) não existe nenhum litígio, ação, processo ou investigação pendente ou, no melhor de seu conhecimento, nenhuma ameaça destes, perante qualquer tribunal ou outra autoridade governamental sobre, contra, afetando ou envolvendo qualquer de seus negócios ou ativos que afetariam sua capacidade de realizar a operações aqui contempladas; e	(vi) there is no litigation, action, proceeding or investigation pending or, to the best of its knowledge, threatened before any court or other governmental authority by, against, affecting or involving any of its business or assets that would affect its ability to carry out the transactions contemplated herein; and
(vii) a implementação e execução do presente Contrato e as operações aqui previstas não constituem uma violação de qualquer termo ou disposição de, ou um descumprimento de (a) qualquer contrato ou acordo relevante ao qual essa Parte ou qualquer uma de suas Afiliadas seja parte ou esteja obrigada, (b) seus documentos societários, ou (c) qualquer lei aplicável.	(vii) the implementation and execution of this Agreement and the transactions contemplated hereby do not constitute a breach of any term or provision of, or a default under, (a) any material contract or agreement to which it or any of its Affiliates is a party or by which it or any of its Affiliates or its or their property is bound, (b) its organizational documents, or (c) any applicable laws.
6.2 Cada Parte deverá cumprir todas as leis aplicáveis aos Serviços e à geração de energia pelo PROJETO.	6.2 Each Party shall comply with all laws applicable to the Services or the generation of power by the PROJECT.

6.3 GERAL	6.3 GENERAL
(i) Salvo disposição especificamente prevista neste Contrato, todas as declarações e garantias feitas pelas Partes são e continuarão a ser verdadeiras durante o Prazo deste Contrato.	(i) Except as specifically provided for in this Agreement, all representations and warranties made by the Parties are true and will continue to be true through the Term of this Agreement.

(ii)    As declarações e garantias contidas nesta Cláusula são adicionais a quaisquer outras declarações e garantias contidas neste Contrato ou de outra forma expressas pelas Partes. Cada uma dessas garantias deve beneficiar e criar títulos executivos extrajudiciais para a Parte que não forneceu a garantia.

(ii)      The representations and warranties in this Section are in addition to any other representations and warranties contained in this Agreement or otherwise expressed by the Parties. Each such warranty shall run to the benefit of and create direct rights of enforcement in the Party not providing the guarantee.

7. INADIMPLEMENTO	7. DEFAULT
7.1 O presente Contrato poderá ser rescindido de pleno direito pela Contratada nas hipóteses de inadimplemento de suas cláusulas e condições pela Contratante, incluindo, mas não se limitando, às seguintes hipóteses:	7.1 This Agreement may be terminated by the Contractor in the event of breach of its provisions and covenants by the Company, including but not limited to the following:
(i) decretação de falência, deferimento de recuperação judicial ou extrajudicial, dissolução ou liquidação judicial ou extrajudicial da Contratante, independentemente de aviso ou notificação;	(i) in the event of liquidation, judicial or extrajudicial reorganization, dissolution or judicial or extrajudicial termination of the Company with no warning or notice required;
(ii) caso qualquer autorização legal, governamental ou regulatória indispensável ao cumprimento das atividades e obrigações previstas no presente Contrato venha a ter revogada ou cancelada, desde que este cancelamento ou revogação não ocorra em razão de ação ou omissão da Contratada;	(ii) in the event any legal, governmental or regulatory authorization required for the performance of the activities and obligations set forth in this Agreement is cancelled or revoked, provided that such cancellation or revocation is not due to the Contractor’s action or omission;
(iii) caso a garantia financeira não seja entregue à Contratada ou, se entregue, se torne inexequível ou insuficiente, e a Contratante, notificada a substituí-la ou complementá-la, não o faça no prazo de 05 (cinco) dias úteis da data do recebimento pela Contratante da referida notificação;

(iii) in the event the financial security is not delivered to the Contractor or, if delivered, becomes unenforceable or insufficient, and the Company, notified to replace or supplement it, does not replace or supplement it within five (5) business days from the date of the receipt of such notice by the Company;

(iv) o não pagamento pela Contratante de qualquer valor devido à Contratada até a data de vencimento; ou	(iv) the Company’s failure to pay any amounts due to the Contractor up to its due date; or
(v) caso a Contratante não seja mais a proprietária ou possuidora do PROJETO.	(v) in the event Company no longer has title to or possession of the PROJECT.
7.2 O presente Contrato poderá ser rescindido de pleno direito pela Contratante somente nas hipóteses de inadimplemento relevante, pela Contratada, das cláusulas e condições deste Contrato não sanadas nos termos desta Cláusula 7.3 ou em outro período acordado entre as Partes, e se houver evidência documental devidamente comprovada de impacto financeiro relevante na Contratante, ou caso qualquer autorização legal, governamental ou regulatória indispensável ao cumprimento das atividades e obrigações previstas no presente Contrato venha a ter revogada ou cancelada devido a ação ou omissão da Contratada.	7.2 This Agreement may be terminated by the Company solely in the event of a material breach of its provisions and covenants by the Contractor not cured according to Section 7.3 or any other period agreed between the Parties and if there is a material financial impact on Company evidenced by documents, or in the event any legal, governmental or regulatory authorization required for the performance of the activities and obligations set forth in this Agreement is cancelled or revoked due to the Contractor’s action or omission.

7.3 A ocorrência de qualquer inadimplemento nos termos das Cláusulas 7.1 e 7.2 acima não sanado no prazo máximo de 30 (trinta) dias, contados do recebimento pela Parte inadimplente de notificação por escrito enviada pela Parte adimplente, instando-a a adimplir a obrigação, ensejará o direito, mas não a obrigação, da Parte adimplente de rescindir este Contrato.

7.3 The occurrence of any default under Sections 7.1 and 7.2 above not remedied within thirty (30) days from the receipt by the defaulting Party of written notification sent by the non-defaulting Party, demanding the compliance of the breached obligation, shall give rise to the right, but not the obligation, of the non-defaulting Party to terminate this Agreement.

7.4 Adicionalmente a qualquer outra indenização prevista neste Contrato, fica entendido e aceito que, durante o período de cura do inadimplento, conforme previsto na Cláusula 7.3, acima, a Parte inadimplente será responsável por indenizar a Parte adimplente pelos danos diretos comprovadamente por esta sofridos, em virtude do inadimplemento.

7.4 In addition to any other indemnity provisions in this Agreement, it is acknowledged and agreed that, during the cure period, as provided in Section 7.3 above, the defaulting Party shall indemnify the non-defaulting Party of any proven direct damages incurred by the non-defaulting Party due to such default.

8. LIMITAÇÃO DE RESPONSABILIDADE	8. LIMITATION OF LIABILITY

8.1 Toda e qualquer responsabilidade das Partes neste Contrato estará, em qualquer hipótese, limitada aos danos diretos e penalidades estabelecidos neste Contrato; nenhuma das Partes será obrigada a indenizar a outra por quaisquer danos indiretos e/ou lucros cessantes.

8.1 Any and all liability of the Parties under this Agreement shall, in any event, be limited to the direct damages and penalties set forth herein; neither Party shall indemnify the other Party for any consequential damages and/or loss of profits.

9. RESCISÃO	9. TERMINATION
9.1 Este Contrato é irrevogável e irretratável e, portanto, nenhuma das Partes poderá rescindí-lo, exceto quanto ao expressamente previsto na Cláusula 7.	9.1 This Agreement is irrevocable and imutable and, as a result, none of the Parties may terminate this Agreement, except as expressly provided in Section 7.
9.2 Efeitos da Rescisão. Mediante a rescisão deste Contrato de acordo com a Cláusula 8, na data da efetiva rescisão, a Contratante assumirá e será responsável por todas as obrigações de ali em diante relacionadas com a operação e manutenção do PROJETO, incluindo obrigações relativas a contratos para a manutenção e operação do PROJETO e para a compra de equipamentos para o PROJETO, exceto quanto aos contratos de trabalho relacionados a empregados da Contratada. Não obstante tal rescisão, nenhuma das Partes deverá ser liberada de suas obrigações e responsabilidades existentes antes da data efetiva de rescisão.	9.2 Effect of Termination. Upon termination of this Agreement according to Section 8, on the effective date of termination, Company shall assume and become responsible for all obligations thereafter accruing with respect to the operation and maintenance of the PROJECT, including obligations under contracts relating to the maintenance and operation of the PROJECT and the purchase of equipment for the PROJECT, except for employment agreements relating to employees of the Contractor. Notwithstanding such termination, neither Party shall be relieved from any obligations or liabilities accruing prior to the effective date of termination.

10. COMUNICAÇÕES	10. COMMUNICATIONS
10.1 Todas e quaisquer notificações ou quaisquer outras comunicações exigidas ou permitidas nos termos deste Contrato serão admitidas como recebidas, se encaminhadas por escrito, via e-mail, entrega pessoal, fac-símile, serviço de entrega especial ou carta com aviso de recebimento encaminhada por via postal, sem a necessidade de recebimento por representantes legais das Partes, desde que endereçadas à Parte pertinente em seu respectivo endereço conforme indicado abaixo ou outro posteriormente informado através de notificação, nos termos desta Cláusula 10.1:	10.1 Any and all notices or any other communications required or permitted under this Agreement will be accepted as received, if forwarded in writing by e-mail, personal delivery, facsimile, special delivery service or letter with notice of receipt sent by post, without need for receipt by the Parties’ legal representatives, provided that they are addressed to the relevant Party at their respective address as indicated below or other subsequently informed by notification, pursuant to this Section 10.1:
Se para a Contratada:	a) If to the Contractor:
A/C: Sr. Chris Sattler Barão de Jagauripe 326, nº 501 – Ipanema Rio de Janeiro – RJ CEP: 22421-000 Tel.: (55) 21 97999-6077 a) E-mail: Chris@energea.com	A/C: Mr. Chris Sattler Barão de Jagauripe 326, nº 501 – Ipanema Rio de Janeiro – RJ CEP: 22421-000 Tel.: (55) 21 97999-6077 E-mail: Chris@energea.com
Se para a Contratante: A/C: Sr. Chris Sattler Barão de Jagauripe 326, nº 501 – Ipanema Rio de Janeiro – RJ CEP: 22421-000 Tel.: (55) 21 97999-6077 E-mail: Chris@energea.com	If to the Company: A/C: Sr. Chris Sattler Barão de Jagauripe 326, nº 501 – Ipanema Rio de Janeiro – RJ CEP: 22421-000 Tel.: (55) 21 97999-6077 E-mail: Chris@energea.com

b) 11. CONFIDENCIALIDADE	c) 11. CONFIDENTIALITY
11.1 Exceto se previamente autorizada por escrito pela Parte reveladora, a Parte recebedora por si, seus empregados e prepostos, sob as penas da lei, manterá, as Informações Confidenciais no mais completo e absoluto sigilo pelo Prazo deste Contrato e por um período de 2 (dois) anos após o término ou, se anteriormente, a rescisão deste Contrato, se comprometendo a não divulgar as Informações Confidenciais a quaisquer terceiros, e não usar estas Informações Confidenciais com intuito distinto de cumprir com suas obrigações deste Contrato.	11.1 Except under prior written authorization from the disclosing Party, the receiving Party, its employees and agents, under penalty of law, agrees to maintain the Confidential Information in absolute confidence during the Term of this Agreement and for a two (2) year period following the expiration or, if earlier, termination of, this Agreement, and not to disclose the Confidential Information to any third party, and not to use such Confidential Information for a purpose other than complying with its obligations under this Agreement.

11.2 Se Parte recebedora é instada ou requisitada, por determinação de autoridade legal ou administrativa, a revelar qualquer Informação Confidencial, a Parte recebedora irá imediatamente notificar a Parte reveladora desta requisição ou obrigação antes de revelá-la de modo que a Parte reveladora poderá buscar a medida de proteção apropriada. Caso a medida de proteção ou outro remédio não seja obtido, ou a Parte reveladora renunciar ao seu direito como previsto nesta Cláusula, a Parte recebedora concorda em fornecer somente a parte da Informação Confidencial que for razoavelmente determinada, em consulta com o seu advogado, como relevante para o propósito da corte ou da ordem ou demanda governamental, usando esforços razoáveis para obter garantia de tratamento confidencial para as Informações Confidenciais.

11.2 In the event that receiving Party is requested or required by legal or regulatory authority to disclose any Confidential Information, the receiving Party will promptly notify the disclosing Party of such request or requirement prior to disclosure so that the disclosing Party may seek an appropriate protective order. In the event that a protective order or other remedy is not obtained, or the disclosing Party waives compliance with the provisions hereof, the receiving Party agrees to furnish only that portion of the Confidential Information that it reasonably determines, in consultation with its counsel, is consistent with the scope of the court or government order or demand, and to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

12. NÃO EXCLUSIVIDADE; RELACIONAMENTO	12. NON EXCLUSIVITY; RELATIONSHIP
12.1 Não Exclusividade. O presente Contrato não cria qualquer tipo de exclusividade e ou vínculo empregatício entre a Contratante e a Contratada.	12.1 Non Exclusivity. This Agreement shall not create any exclusivity between Company and the Contractor.
12.2 Relacionamento das Partes. A Contratante contratou a Contratada como um fornecedor independente para operar e manter o PROJETO em seu lugar. A Contratante delegou à Contratada a responsabilidade geral de manutenção e operação do PROJETO para a produção de eletricidade com fins de compensação dentro de um sistema de geração distribuída, como aqui especificamente previsto.	12.2 Relationship of the Parties. The Company has retained the Contractor as an independent contractor to operate and maintain the PROJECT on behalf of the Company. The Company has delegated to the Contractor the overall responsibility of maintaining and operating the PROJECT for the production of electricity to be set off under a distributed generation system, as specifically described herein.
12.3 Cooperação com Financiadores. Ambas as Partes irão, na medida do razoavelmente solicitado por financiadores ou por uma Parte em nome dos financiadores,	12.3 Cooperation with Lenders. Both Parties shall, to the extent reasonably requested by lenders or by a Party on behalf of any lenders, provide written notification (i)
apresentar notificação por escrito (i) consentindo à cessão, como garantia para os financiadores, de todas as somas pagáveis por este Contrato à Parte requerendo financiamento, sujeito às leis e regulamentos brasileiros; (ii) concordando em notificar os financiadores de qualquer inadimplemento deste Contrato e quanto ao direito dos financiadores de sanar este inadimplemento dentro de qualquer período de cura após a notificação; (iii) concordando em pagar todas as somas em dinheiro pagáveis à Parte requerendo financiamento em contas detidas pelos financiadores ou em nome deles; e (iv) concordando em fornecer cópias das notificações de qualquer inadimplemento das obrigações da Parte requerendo financiamento neste Contrato.	consenting to the assignment by way of security to the lenders, of all sums payable to the Party requesting financing under this Agreement, subject to Brazilian law and regulations; (ii) agreeing to notify lenders of any default under this Agreement and to the right of the lenders to cure such default within any applicable cure periods following notice; (iii) agreeing to pay all sums of money payable to the Party requesting financing to accounts held by or on behalf of the lenders; and (iv) agreeing to provide the lenders with copies of notices regarding any failure of the Party requesting financing to meet its obligations under this Agreement.

13. ANTICORRUPÇÃO	13. ANTI CORRUPTION
13.1 As Partes declaram neste ato que estão cientes, conhecem e entendem os termos das Regras Anticorrupção, comprometendo-se a absterem-se de qualquer atividade que constitua uma violação das disposições destas Regras Anticorrupção.	13.1 The Parties hereby declare that are aware of, know, and understand the terms of the Anti-Corruption Rules, and shall refrain from doing any activity that may deem a violation of the provisions of these Anti-Corruption Rules.

13.2 As Partes, por si e por seus administradores, diretores, funcionários e agentes, bem como seus sócios que venham a agir em seu nome, se obrigam a conduzir suas práticas comerciais, durante o Prazo, de forma ética e em conformidade com os preceitos legais aplicáveis. Na execução deste Contrato, nenhuma das Partes, nem qualquer de seus diretores, empregados, agentes ou sócios agindo em seu nome, deve dar, oferecer, pagar, prometer pagar, ou autorizar o pagamento de, direta ou indiretamente, dinheiro ou qualquer coisa de valor a qualquer autoridade governamental, consultores, representantes, parceiros, ou quaisquer terceiros, com a finalidade de influenciar qualquer ato ou decisão do agente ou do governo, ou para assegurar qualquer vantagem indevida, ou direcionar negócios para qualquer pessoa, e que violem as Regras Anticorrupção.

13.2 The Parties, by themselves and by its administrators, directors, officers and agents, as well as its partners who may act on its behalf, shall conduct its business practices, during the Term, in an ethical manner and in accordance with the applicable legal precepts. In the performance of this Agreement, neither Party nor any of its directors, employees, agents or partners acting on its behalf, shall give, offer, pay, promise to pay, or authorize the payment of, directly or indirectly, any money or anything of value to any governmental authority, consultants, representatives, partners, or any third party, for the purpose of influencing any act or decision of the agent or government, or to assure any undue advantage, or direct business to, any person, and which violates the Anti- Corruption Rules.

14. RESOLUÇÃO DE CONFLITOS	14. DISPUTE RESOLUTION
14.1 As Partes negociarão de boa fé e tentarão resolver qualquer litígio, controvérsia ou reclamação que surja do(a) ou esteja relacionada com o Contrato ou com a violação, interpretação, rescisão ou validade do mesmo (“Litígio”) no prazo de 30 (trinta) dias após a data em que uma Parte notificar por escrito o referido Litígio à outra Parte. Caso as Partes não consigam chegar a um acordo dentro desse período de trinta (30) dias (ou ao período mais longo que as Partes possam acordar), qualquer uma das Partes poderá submeter a questão à arbitragem vinculante de acordo com a Cláusula 14.2; sendo certo, entretanto, que, se o Litígio envolver o montante de uma fatura e, após dez (10) dias de discussão mútua, uma das Partes acreditar de boa fé que uma manutenção da discussão não será capaz de resolver o Litígio satisfatoriamente, essa Parte poderá imediatamente submeter a questão aos procedimentos cabíveis, conforme o disposto na Cláusula 14.2.	14.1 The Parties shall negotiate in good faith and attempt to resolve any dispute, controversy or claim arising out of or relating to the Agreement or the breach, interpretation, termination or validity thereof (“Dispute”) within thirty (30) days after the date that a Party gives written notice of such Dispute to the other Party. In the event that the Parties are unable to reach agreement within such thirty (30) day period (or such longer period as the Parties may agree) then either Party may refer the matter to binding arbitration in accordance with Section 14.2; provided, however, that if the Dispute involves the amount of an invoice and after ten (10) days of mutual discussion either Party believes in good faith that further discussion will fail to resolve the Dispute to its satisfaction, such Party may immediately refer the matter to legal proceedings in accordance with Section 14.2.
14.2 LEI APLICÁVEL E ARBITRAGEM	14.2 GOVERNING LAW AND ARBITRATION
(i) Ocorrendo qualquer litígio, controvérsia ou demanda, uma Parte poderá enviar notificação à outra Parte com o propósito de estabelecerem negociações amigáveis e de boa-fé, a fim de resolverem a referida controvérsia no prazo de 15 (quinze) dias a contar do recebimento da notificação, prorrogável por igual período por acordo mútuo entre as Partes. Transcorrido o referido prazo e caso as Partes não tenham chegado a um acordo, a questão poderá ser submetida à arbitragem na FIESP (“Arbitragem”).	(i) In the event of any dispute, controversy or claim, a Party may send notice to the other Party for establishing friendly and good faith negotiations in order to resolve said dispute within a period of 15 (fifteen) days of receipt of the notification, extendable for the same period by mutual agreement of the Parties. After this period has elapsed and if the Parties have not reached an agreement, the matter may be submitted to arbitration at the FIESP (“Arbitration”)
(ii) A Parte que desejar instaurar uma Arbitragem deverá enviar notificação por escrito nesse sentido à outra Parte, detalhando os motivos do litígio, da controvérsia ou da demanda. A Arbitragem será instaurada e processada segundo o regulamento de arbitragem do FIESP em vigor na data da instauração da Arbitragem.	(ii) The Party wishing to commence Arbitration shall send written notice to the other Party, detailing the grounds of the dispute, controversy or claim. Arbitration shall be established and processed under the FIESP arbitration rules in force on the date of the establishment of the Arbitration.
(iii) A Arbitragem será conduzida na Cidade e Estado do Rio de Janeiro, Brasil, ficando facultada a prática de atos da Arbitragem em outro local, desde que mediante o prévio consentimento das Partes.	(iii) The Arbitration will be conducted in the City and do Rio de Janeiro, Brazil, being allowed the practice of acts of Arbitration in another place, provided that with the prior consent of the Parties.
(iv) O idioma para a prática de todos os atos na arbitragem será o inglês, sendo aceitos documentos originalmente redigidos em português.	(iv) The language of the arbitration shall be English, but documents originally drafted in Portuguese shall be accepted.

(v) A Arbitragem será decidida por tribunal arbitral constituído por 03 (três) árbitros, cabendo a cada uma das Partes a escolha de um árbitro. Os árbitros indicados pelas Partes deverão escolher, em conjunto, o terceiro árbitro, que presidirá o tribunal arbitral. Caso os árbitros indicados pelas Partes não alcancem um consenso quanto à indicação do outro árbitro no prazo de 15 (quinze) dias contados da nomeação do segundo árbitro, a indicação do presidente será feita nos termos do regulamento de arbitragem da FIESP.	(v) Arbitration shall be decided by an arbitral tribunal with 03 (three) arbitrators, each party being responsible for choosing an arbitrator. The arbitrators appointed by the Parties shall jointly select the third arbitrator, who shall preside the arbitral tribunal. In the event that the arbitrators appointed by the Parties fail to reach a consensus on the appointment of the other arbitrator within 15 (fifteen) days of the appointment of the second arbitrator, the appointment of the president shall be made in accordance with the FIESP arbitration rules.
(vi) Sem constituir qualquer limitação aos poderes a si conferidos, o tribunal arbitral também terá competência para conceder medidas cautelares que se fizerem necessárias no curso da arbitragem.	(vi) Without limiting the powers conferred upon it, the arbitral tribunal shall also have jurisdiction to grant precautionary measures that may be necessary in the course of the arbitration.
(vii) Na hipótese de o regulamento de arbitragem da FIESP ser omisso quanto a quaisquer aspectos procedimentais, as omissões serão supridas pelos árbitros nos termos da legislação brasileira em vigor.	(vii) In the event that the FIESP arbitration rules is silent on any procedural aspects, the omissions will be supplied by the arbitrators in accordance with the Brazilian legislation in force.
(viii) A Arbitragem, assim como documentos e informações levados à Arbitragem, estarão sujeitos ao compromisso de sigilo e confidencialidade estipulado neste Contrato, exceto a sentença arbitral na hipótese de execução judicial da mesma.	(viii) Arbitration, as well as documents and information brought to Arbitration, shall be subject to the commitment of secrecy and confidentiality stipulated in this Agreement, except for the arbitration award in the event of judicial execution thereof.
(ix) A sentença arbitral deverá observar os requisitos impostos pela legislação brasileira e será considerada final e definitiva, obrigando as Partes ao seu cumprimento. As Partes renunciam expressamente a qualquer recurso contra a sentença arbitral ou instauração da Arbitragem, exceto aqueles previstos e permitidos na referida lei.	(ix) The arbitration award shall comply with the requirements imposed by Brazilian law and shall be considered final and definitive, obliging the Parties to comply. The Parties expressly waive any appeal against the arbitration award or the establishment of the Arbitration, except those provided for and permitted in said law.
(x) Não obstante o disposto nesta Cláusula 15, cada uma das Partes se reserva ao direito de recorrer ao judiciário com o objetivo de:	(x) Notwithstanding the provisions of this Section 15, each of the Parties reserves the right to go to the courts with the purpose of:
(a) assegurar a instituição da Arbitragem;	(a) Ensuring the institution of Arbitration;
(b) obter medidas cautelares de proteção de direitos previamente à instituição da Arbitragem, devendo, não obstante tal fato, o mérito da questão ser decidido em Arbitragem, sendo que qualquer procedimento neste sentido não será considerado como ato de renúncia à Arbitragem como o único meio de solução de conflitos escolhido pelas Partes; e	(b) Obtaining urgent measures for the protection of rights prior to the commencement of Arbitration. Nonetheless, the merits of the matter must be decided in Arbitration, and any proceeding in this respect will not be sanctioned as a result of a waiver of Arbitration as the only means of conflict resolution chosen by the Parties; and
(c) executar qualquer decisão da Arbitragem e a sentença arbitral.	(c) Enforcing any decision of the Arbitration and the arbitral award.

15. CESSÃO	15. ASSIGNMENT
15.1 A Contratada pode ceder ou transferir qualquer parte ou a totalidade dos direitos deste Contrato ou dar em garantia, no todo ou em parte, sem o prévioconsentimento da Contratante, mediante notificação escrita. A Contratada poderá ser obrigada a renunciar determinados direitos favor de financiadores ou da Contratante relacionados com qualquer financiamento. Os direitos da Contratante neste Contrato não serão afetados pela eventual cessão aqui prevista.	15.1 The Contractor may assign any or all of its interest in this Agreement, or sell or grant as security interest all or any portion of this Agreement, without prior consent of the Company, but providing written notice. The Contractor may be required to provide estoppels to the benefit of financiers or the Company in connection with any financing. Such assignment shall not affect The Contractor’s obligations set forth in this Agreement.
15.2 A Contratante não poderá ceder este Contrato ou qualquer de seus direitos, sem o prévio consentimento por escrito da Contratada. Tal consentimento não deve ser indevidamente retido ou postergado.	15.2 Company shall not assign or transfer this agreement or any interest therein, without the prior written consent of the Contractor. Such consent not to be unreasonably withheld or delayed.
16. DIVERSOS	16. MISCELLANEOUS
16.1 Acordo Integral. O presente Contrato, juntamente com seus Anexos, constitui o acordo e entendimento integral entre as Partes com relação ao assunto aqui tratado e substitui todos os acordos prévios relativos ao assunto aqui tratado. Os Anexos são partes integrantes deste documento e fazem parte deste Contrato por referência. Os Considerandos do presente Contrato são aqui incorporados pelo presente Contrato. Em caso de conflito entre as disposições deste Contrato e as de qualquer Anexo, as disposições deste Contrato prevalecerão, e tal Anexo, será corrigido adequadamente.	16.1 Entirety. This Agreement, together with the Appendices attached hereto, constitutes the entire agreement and understanding between Parties with respect to the subject matter hereof and supersedes all prior agreements relating to the subject matter hereof. The Appendices attached hereto are integral parts hereof and are made a part of this Agreement by reference. The recitals to this Agreement are hereby incorporated into the Agreement by this reference. In the event of a conflict between the provisions of this Agreement and those of any Appendix, the provisions of this Agreement shall prevail, and such Appendix shall be corrected accordingly.
16.2 Alterações. O presente Contrato só poderá ser alterado, modificado ou complementado por instrumento escrito, assinado por representantes devidamente autorizados das Partes.	16.2 Amendments. This Agreement may only be amended, modified or supplemented by an instrument in writing executed by duly authorized representatives of Parties.
16.3 Renúncia. A falha ou renúncia de qualquer das Partes em fazer cumprir qualquer das disposições deste Contrato não deve ser interpretada como uma renúncia geral ou renúncia de sua parte de qualquer disposição, em qualquer outro caso ou de qualquer outra disposição em qualquer instância.	16.3 Non-Waiver. The failure of any Party to enforce any of the provisions of this Agreement, or the waiver thereof, shall not be construed as a general waiver or relinquishment on its part of any such provision, in any other instance or of any other provision in any instance.

16.4 Indivisibilidade. Se qualquer termo, acordo ou condição neste Contrato for, em qualquer extensão, inválido ou inexigível em qualquer aspecto sob a lei aplicável, o restante deste Contrato não será afetado por isso, e cada termo, acordo ou condição deste Contrato deverá ser válido e exigível na extensão máxima permitida pela lei aplicável e, se apropriado, tal disposição inválida ou inexigível deverá ser modificada ou substituída para dar efeito à intenção subjacente das Partes e aos benefícios econômicos pretendidos das Partes.	16.4 Severability. If any term, covenant or condition in this Agreement shall, to any extent, be invalid or unenforceable in any respect under applicable law, the remainder of this Agreement shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by applicable law and, if appropriate, such invalid or unenforceable provision shall be modified or replaced to give effect to the underlying intent of the Parties and to the intended economic benefits of the Parties.
16.6 Idioma. Este Contrato é redigido e firmado em Inglês e em Português, com conteúdos idênticos. Em caso do conflito entre as versões, a versão em Inglês prevalecerá e a versão em Português será considerada somente para fins informativos.	16.6 Language. This Agreement shall be executed in English and Portuguese, with identical content. In the event of conflict between the versions, the English version shall prevail and the Portuguese version shall be deemed to be only for informational purposes.
E, por estarem assim, justas e contratadas, as Partes assinam o presente Contrato em 02 (duas) vias, de igual teor e forma e para um só efeito, na presença das testemunhas abaixo.	IN WITNESS WHEREOF, the Parties hereto, have caused this Agreement to be executed in two (2) counterparties of same content and for the same effect, in the presence of witnesses below.
Rio de Janeiro, 18 de Setembro de 2020.	Rio de Janeiro, September 18th, 2020.

Pela Contratante/By Company:

/s/ Chris Sattler
Chris Sattler
Administrator

Pela Contratada/By the Contractor:

/s/ Chris Sattler
Chris Sattler
Partner

Testemunhas/Witnesses:

1.	/s/ Victor Yung	2.	/s/ Antonio Pires
Nome/Name: Victor Yung		Nome/Name: Antonio Pires

ANEXO 1	APPENDIX 1
SERVIÇOS DE O&M	O&M SERVICE

DESCRIÇÃO DO TRABALHO DE O&M	O&M STATEMENT OF WORK

Todos os Serviços executados sob este Contrato deverão ser feitos na forma deste Anexo 1.	All Services performed under this Agreement will be provided in accordance with this Appendix 1.

A1.1. Serviços	A1.1. Services
(i) Inspeção e verificação bianual de painéis.	(i) Array inspection two times per year and control panel verification.
(ii) Inspeção e verificação bianual de inversores.	(ii) two times per year inverter inspection and verification.
(iii) Inspeção em campo bianual.	(iii) two times per year field inspection.
(iv) de monitoramento e reporte.	(iv) monitoring and reporting.

A1.2. Deveres da Contratada e Expectativas Gerais da Contratante	A1.2. Contractor’s Duties and Company’s General Expectations
(i) A Contratada deverá seguir todos os procedimentos descritos neste Contrato.	(i) The Contractor shall follow all procedures outlined in this Agreement.
(ii) A Contratada deverá otimizar o sistema de modo a maximizar a produção de energia do PROJETO tanto quanto possível.	(ii) The Contractor shall optimize the system, in order to maximize the power generation by the PROJECT as much as possible.
(iii) A Contratada deverá executar todos os Serviços de forma segura e profissional, bem como cumprir todos os regulamentos de segurança federais e estaduais aplicáveis, incluindo com as diretrizes de autoridades competentes.	(iii) The Contractor shall perform all Services in a safe and professional manner and comply with all applicable federal and state safety regulations, including any jurisdiction having such authority guidelines.
(iv) Toda mão-de-obra utilizada pela Contratada deverá ser adequadamente treinada e qualificada.	(iv) All of the Contractor’s service personnel shall be properly trained and qualified.
(v) Os empregados da Contratada deverão estar, em qualquer circunstância, sob a supervisão de um supervisor, cuja responsabilidade é assegurar que os empregados desempenhem suas funções de acordo com os padrões estabelecidos neste Contrato, incluindo, mas não se limitando, ao devido uso dos equipamentos de proteção obrigatórios por força de lei.	(v) The Contractor’s employees shall, at all times, be under the direct control of a supervisor whose responsibility it is to insure that their employees perform all duties in accordance with the standards set forth in this Agreement, including, but not limited, to the use the proper protection equipment required by law.
(vi) a Contratada deverá manter todos os alvarás e licenças, bem como outros certificados nacionais, estaduais ou municipais necessários para a prestação dos Serviços, incluindo todas as licenças adicionalmente requeridas por qualquer órgão competente. Todas e quaisquer taxas para a obtenção de qualquer um dos itens acima serão de exclusiva responsabilidade da Contratada.

(vi) The Contractor must maintain all applicable licenses, permits, and/or other federal, state, and local approvals for providing Services, including any additional permits as required by any jurisdiction having authority. Any and all fees for any of the above shall be the sole responsibility of the Contractor.

(vii) Quando as instalações e/ou reparos do equipamento exigirem inspeções pelas autoridades competentes, a Contratada deve coordenar e garantir que tais inspeções sejam realizadas.	(vii) When equipment installations and/or repairs require inspections by authorities having jurisdiction over such installations and or repairs, the Contractor must coordinate and ensure inspections have been performed.
(viii) Na medida em que a Contratante tenha operações no Local, a Contratada deve executar todos os Serviços de forma a não interferir desnecessariamente com as operações comerciais da Contratante ou com qualquer atividade nas áreas comuns do(s) Local(is).	(viii) To the extent the Company has business operations at the Site, the Contractor shall perform all of the Services in such a manner so as to not unreasonably interfere with Company’s business operations or any activity in the common areas of the Site(s).
(ix) Os veículos utilizados pela Contratada não deverão bloquear pistas de rolamento, vagas de caminhão, pistas de incêndio ou entradas ou saídas.	(ix) The Contractor service vehicles shall not block drive lanes, truck docks, fire lanes, or entrances or exits.
(x) A Contratada será responsável por determinar as técnicas específicas para a prestação dos Serviços, incluindo qualquer armazenamento, transporte e disposição de resíduos.	(x) The Contractor shall be responsible for determining the specific techniques for providing the Services, including any storage, transportation, and disposal of wastes.
(xi) É de responsabilidade da Contratada garantir que todos os resíduos e materiais gerados devido a este Contrato sejam coletados, transportados e descartados de acordo com todas as leis federais, estaduais e municipais aplicáveis.	(xi) It is the responsibility of the Contractor to ensure that all debris and materials generated in connection to this Agreement are collected, transported, and disposed of in accordance with all applicable federal, state, and local laws.
(xii) A Contratada não poderá armazenar ferramentas ou partes extras no Local, sem o prévio consentimento da Contratante.	(xii) The Contractor shall not store extra parts or tools at the Site, without a written approval from the Company.
(xiii) A Contratada fornecerá à Contratante toda a documentação relacionada ao serviço mediante solicitação. A documentação incluirá relatórios do serviço, peças, preços das peças, notas fiscais, fotografias, etc., que a Contratante considere necessários para a administração do Contrato.	(xiii) The Contractor will provide all Service related documentation to the Company upon request. Documentation will include labor reports, parts, part pricing, service tickets/logs, photographs, etc. that the Company deems as necessary for management of this Agreement.
(xiv) A Contratada deverá manter todos os registros dos Serviços prestados pelo por no mínimo um ano após a rescisão deste Contrato, ou por mais tempo, caso seja exigido por lei ou regulamento federal, estadual ou municipal.	(xiv) The Contractor will maintain all Service records for a minimum of one (1) year after termination of this Agreement, or longer as may be required by applicable federal, state, and local laws or regulations.
(xv) A Contratada deverá fornecer mensalmente uma descrição precisa de todo o trabalho realizado, incluindo, localização, hora e data, equipamentos atendidos e descrição do Serviço (“Relatório Mensal”).	(xv) The Contractor shall provide on a monthly basis an accurate description of all work performed, including, location, time and date, equipment serviced, and Service description (the “Monthly Report”).

(xvi) Relatório Anual. A Contratada deverá prover anualmente uma descrição detalhada de todos os trabalhos desenvolvidos, incluindo os locais, tempo e lugar, equipamento objeto da manutenção e descrição do Serviço (“Relatório Anual”).	(xvi) Annual Reporting. The Contractor shall provide on a yearly basis an accurate description of all work performed, including, location, time and date, equipment serviced, and Service description (the “Annual Report”).

(xvii) Rendimento. Providenciar um relatório anual identificando a produção do PROJETO em kWh durante o dia, disponibilizada em intervalos de 15 minutos, continuamente durante cada dia (“Rendimento”) do mês anterior e comparação mensal do Rendimento mensal do Rendimento mensal real do PROJETO contra o Rendimento estimado para o mesmo período incluído nos planos de projeto final do PROJETO no Contrato de Locação de Equipamentos e perdas de transformadores/inversores durante os períodos sem produção exibidos em intervalos de 15 minutos continuamente

(xvii) Yield. provide an annual report identifying the PROJECT kWh production during the day displayed in 15 minute intervals, continuously for each day (“Yield”) of the previous calendar month, aggregate monthly Yield comparison of the actual monthly Yield of the PROJECT against Yield estimated for the same period included in Final Design Plans of the PROJECT in the Equipment Rental Agreement and transformer/inverter losses during non-production times displayed in 15 minute intervals continuously.

A1.3. Monitoramento do PROJETO, Manutenção Corretiva e Serviços de Manutenção Preventiva	A1.3. PROJECT Monitoring, Corrective Maintenance & Preventative Maintenance Services

Os Serviços incluem:	The Services include:
(i) Serviços de Monitoramento:	(i) Monitoring Services:
(a) A Contratada deverá monitorar o desempenho oa PROJETO.	(a) The Contractor shall monitor the performance of the PROJECT.
(b) Monitorar o desempenho do sistema fotovoltaico para cada unidade consumidora contratada. Uma única ordem de serviço anual para o monitoramento será emitida pela Contratante à Contratada para o Local.	(b) Monitor solar system performance for each consumer unit under contract. A single annual work order for monitoring service will be issued by the Company to the Contractor for the Site.
(d) Atuar como representante dos equipamentos perante as distribuidoras, fabricantes de componentes, seus representantes e quaisquer representantes locais.	(c) Act as equipment reliability liaison with utilities, component manufacturers, their surrogates, and any jurisdictional representatives.

A1.4. Horas de Serviço e Agendamento	A1.4. Hours of Service and Scheduling
(i) Horas	(i) Hours
(a) A Contratada deverá estar disponível para execução dos serviços 365 dias por ano e para prestar esses serviços antes e após o horário comercial, se isso for requerido pela Contratante. Isso inclui noites, fins de semana e feriados para pedidos de manutenção corretiva (MC) e de manutenção de emergência (ME).	(a) The Contractor must be able to perform services 365 days a year and be able to perform before and after-hours service, if this is requested by the Company. This includes evenings, weekends and holidays for corrective maintenance (CM) and emergency maintenance (EM) work requests. holidays for corrective maintenance (CM) and emergency maintenance (EM) work requests.

(b) Serviços de manutenção preventiva (MP) deverão ser executados em data e horário acordados entre a Contratante e a Contratada.	(b) Preventive maintenance (PM) service shall be performed at a time and date mutually agreeable to the the Company and the Contractor.

(ii) Agendamento	(ii) Scheduling
(a) Se a manutenção corretiva (MC) for solicitada, o trabalho será realizado dentro dos NDS referenciados na ordem de serviço	(a) If corrective maintenance (CM) is requested, work will be performed within the LOS referenced on the work order.
(b) Se serviços de emergência (ME) forem solicitados, os serviços devem ser executados dentro dos NDS listados em cada ordem de serviço. Para todos os equipamentos/recursos do sistema e códigos de problemas com uma expectativa de resolução do NDS em 24 horas, a Contratante ainda espera que a Contratada entre em contato com a Contratante dentro de 4 horas após o recebimento do pedido.	(b) If emergency service (EM) is requested, service must be completed within LOS as listed on each work order. For all equipment/system assets and problem codes with a 24 hour resolution LOS expectation, the Company further expects the Contractor to contact the the Company within 4 hours of receiving request.

(c) Se o serviço de manutenção preventiva (MP) for solicitado, a Contratada deve entrar em contato com a Contratante, por telefone ou e-mail, com uma antecedência mínima de 5 (cinco) dias úteis antes do início dos Serviços. Se o contato tiver sido feito antes de 5 (cinco) dias úteis, a Contratada deve confirmar o cronograma com a Contratante com um mínimo de 2 (dois) dias de antecedência antes do início dos Serviços. A Contratada deve coordenar, com a Contratante, uma data e hora para execução do serviço.

(c) If preventive maintenance (PM) service is requested, the Contractor shall contact the the Company, by phone or e-mail, a minimum of five (5) business days prior to start of Services. If contact was made prior to five (5) business days, the Contractor shall confirm schedule with the the Company a minimum of two (2) days prior to start of Services. The Contractor shall coordinate, with the Company, a date and time for service.

Audit Trail

TITLE	Iguatama - Consortium O&M Agreement

FILE NAME	Iguatama - Consortium O&M Agreement.docx

DOCUMENT ID	c391674ebd4bdbf92e0faf0c23ddd0c0fcdb2f51

AUDIT TRAIL DATE FORMAT	MM / DD / YYYY

STATUS	● Completed

Document History

01/16/2021 16:42:15 UTC	Sent for signature to Antonio Pires (apires@energea.com) and Victor Yung (victoryung@estrategiasee.com.br) from chris@energea.com IP: 179.176.48.198

01 / 16 / 2021 17:41:58 UTC	Viewed by Victor Yung (victoryung@estrategiasee.com.br) IP: 179.218.139.219

01 / 16 / 2021 17:42:29 UTC	Signed by Victor Yung (victoryung@estrategiasee.com.br) IP: 179.218.139.219

01 / 18 / 2021 12:00:04 UTC	Viewed by Antonio Pires (apires@energea.com) IP: 177.142.217.94

01 / 18 / 2021 12:00:16 UTC	Signed by Antonio Pires (apires@energea.com) IP: 177.142.217.94

01 / 18 / 2021 12:00:16 UTC	The document has been completed.